Exhibit 99.1

For Further Information:

Simulations Plus, Inc.

42505 10th Street West

Lancaster, CA 93534-7059

CONTACT:
Simulations Plus Investor Relations	Hayden IR
Ms. Renee Bouche	Mr. Cameron Donahue
661-723-7723	651-653-1854
renee@simulations-plus.com	cameron@haydenir.com

For Immediate Release:

January 9, 2019

Simulations Plus Reports First Quarter FY2019 Financial Results

First quarter net revenues of $7.5 million reflecting 6.6% year over year growth

Board of Directors announces quarterly dividend of $0.06 per share

LANCASTER, CA, January 9, 2019 – Simulations Plus, Inc. (Nasdaq:SLP), the leading provider of modeling and simulation solutions for the pharmaceutical, biotechnology, chemicals, and consumer goods industries, today reported financial results for its first quarter of fiscal year 2019, the period ended November 30, 2018 (1QFY19).

1QFY19 highlights compared with 1QFY18:

•	Net revenues increased 6.6%, or $467,000, to $7.5 million from $7.1 million
•	Gross profit increased slightly and remained at $5.3 million
•	Gross profit as a percentage of revenues decreased from 75.5% to 70.8%
•	SG&A was $2.7 million, an increase of 12.9%, or $311,000, from $2.4 million
•	SG&A as a percentage of revenues increased to 36.1% from 34.1%
•	R&D expense increased 46.8% or $169,000, to $530,000 from $361,000
•	Income before taxes decreased $495,000, to $2.0 million from $2.5 million
•	Net income decreased $180,000, or 10.5%, to $1.5 million from $1.7 million
•	Diluted earnings per share decreased $0.01 to $0.09 from $0.10 per share

Shawn O’Connor, chief executive officer of Simulations Plus, said: “Strong first quarter revenue growth in addition to key new business closures after quarter end support our outlook for full year revenue growth of 10-15%. We are investing in sales and marketing initiatives and our consulting service organization’s staff to respond to the opportunities we see in the marketplace. These investments impacted our expenses in this quarter but will position us well in quarters ahead to achieve anticipated profitable growth. Certain expenses lines, such as R&D, will remain higher, but expected revenue growth in coming quarters should move us back towards historical profitability levels as expenses as a percent of revenues are more in-line with historical levels.”

John Kneisel, chief financial officer of Simulations Plus, added: “During the quarter, we completed our implementation of FASB Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606), a new guidance on Revenue Recognition. ASC 606 had minimal impact on our current revenue, we expect it may have some impact on the timing of revenue recognition and service revenue margins on certain contracts going forward, but we do not anticipate significant changes to our annual historical service margins due to the minimal number of projects for which the standard changed revenue recognition.”

1

Quarterly Dividend Declared

The Company’s Board of Directors has declared a cash dividend of $0.06 per share of the Company’s common stock payable on February 1, 2019, to shareholders of record as of January 25, 2019. The declaration of any future dividends will be determined by the Board of Directors each quarter and will depend on earnings, financial condition, capital requirements, and other factors.

Investor Conference Call

The Company has announced an investor conference call that will be webcast live at 1:15 p.m. PST/4:15 p.m. EST on Wednesday, January 9, 2019. The live webcast/teleconference will be accessible by registering here. Please dial in five to ten minutes prior to the scheduled start time. A live, listen-only webcast will also be available by dialing (914) 614-3221, and entering access code 793-421-673. A replay of the webcast will be available at the Investors section of the Simulations Plus website following the call.

About Simulations Plus, Inc.

Simulations Plus, Inc., is a premier developer of drug discovery and development software as well as a leading provider of both preclinical and clinical pharmacometric consulting services for regulatory submissions and quantitative systems pharmacology models for drug-induced liver injury and nonalcoholic fatty liver disease. The company is a global leader focused on improving the ways scientists use knowledge and data to predict the properties and outcomes of pharmaceutical, biotechnology, and chemical agents. Our software is licensed to and used in the conduct of drug research by major pharmaceutical, biotechnology, chemical, and consumer goods companies and regulatory agencies worldwide. Our innovations in integrating new and existing science in medicinal chemistry, computational chemistry, pharmaceutical science, biology, and physiology into our software have made us the leading software provider for physiologically based pharmacokinetic modeling and simulation. For more information, visit our website at www.simulations-plus.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of our new software products as well as improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports and filed with the U.S. Securities and Exchange Commission.

Follow us on Twitter | LinkedIn

--Tables follow --

2

SIMULATIONS PLUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three months ended November 30,

	Unaudited
	2018	2017

Revenues	$7,535,903	$7,068,782
Cost of revenues	2,200,371	1,735,608
Gross margin	5,335,532	5,333,174
Operating expenses
Selling, general, and administrative	2,719,151	2,408,514
Research and development	529,636	360,817
Total operating expenses	3,248,787	2,769,331

Income from operations	2,086,745	2,563,843

Other income (expense)
Interest income	3,672	4,310
Interest expense	(38,188)	(38,470)
Miscellaneous income	–	–
Gain (loss) from sale of assets	–	–
Loss on currency exchange	(30,611)	(12,679)
Total other income (expense)	(65,127)	(46,839)

Income before provision for income taxes	2,021,618	2,517,004
Provision for income taxes	(485,671)	(800,999)
Net Income	$1,535,947	$1,716,005

Earnings per share
Basic	$0.09	$0.10
Diluted	$0.09	$0.10

Weighted-average common shares outstanding
Basic	17,421,838	17,282,132
Diluted	17,997,735	17,871,683

3

SIMULATIONS PLUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

As of

	(Unaudited)	(Audited)
	November 30,	August 31,
	2018	2018
ASSETS

Current assets
Cash and cash equivalents	$9,352,238	$9,400,701
Accounts receivable, net of allowance for doubtful accounts of $0	5,287,126	5,514,528
Revenues in excess of billings	2,259,610	1,985,596
Prepaid income taxes	–	312,593
Prepaid expenses and other current assets	502,063	610,439
Total current assets	17,401,037	17,823,857
Long-term assets
Capitalized computer software development costs, net of accumulated amortization of $3,251,875 and $3,019,584	4,549,084	5,152,594
Property and equipment, net	302,431	335,224
Intellectual property, net of accumulated amortization of $941,876 and $852,500	5,723,124	5,905,416
Other intangible assets net of accumulated amortization of $17,416,445 and $17,416,445	3,548,125	3,637,500
Goodwill	10,387,198	10,387,198
Other assets	37,227	37,227
Total assets	$41,948,226	$43,279,016

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$218,151	$351,605
Accrued payroll and other expenses	1,218,068	1,152,176
Income taxes payable	168,220	–
Current portion - Contracts payable	2,750,000	2,556,644
Billings in excess of revenues	271,937	384,603
Deferred revenue	453,984	381,928
Total current liabilities	4,808,432	4,826,956

Long-term liabilities
Deferred income taxes,net	2,922,457	3,195,139
Payments due under Contracts payable	1,622,484	3,334,296
Total liabilities	9,325,301	11,356,391

Commitments and contingencies	$–	$–

Shareholders' equity
Preferred stock, $0.001 par value 10,000,000 shares authorized no shares issued and outstanding	$–	$–
Common stock, $0.001 par value 50,000,000 shares authorized 17,459,770 and 17,416,445 shares issued and outstanding	7,461	7,417
Additional paid-in capital	14,055,994	13,453,668
Retained earnings	18,259,470	18,461,540
Total shareholders' equity	32,322,925	$31,922,625
	$271,927	–
Total liabilities and shareholders' equity	$41,948,226	$43,279,016

4